Exhibit 99.1
Dana Holding Corporation Announces Agreement
to Sell Structural Products Business to Metalsa, S.A. de C.V.
MAUMEE, Ohio — December 16, 2009 — Dana Holding Corporation (NYSE: DAN) announced today that it has signed an agreement to sell its global Structural Products business to Metalsa, S.A. de C.V., the largest vehicle frame and structures supplier in Mexico. The operations and assets to be sold generated consolidated revenues of approximately $695 million in 2008.
The agreement provides for Metalsa and certain of its affiliates to acquire the equity and tangible and intangbile assets of the global operations comprising Dana’s Structural Products business from Dana and certain of its affiliates for an aggregate purchase price of up to $150 million and the buyer’s assumption of certain liabilities related to the business. The purchase price includes $130 million payable at closing, subject to usual closing adjustments; $5 million payable on the first anniversary of closing; and up to $15 million subject to an earn-out. Approximately 10 percent of the $130 million payment at closing will be held in escrow to support Dana’s post-closing indemnification obligations to Metalsa.
In addition, the parties will also enter into ancillary agreements, including a transition services agreement, supply agreements, and intellectual property license arrangements. Dana will retain and continue to operate Structural Products operations at its Longview, Texas, facility. Closing of the transaction is subject to government regulatory approvals and customary closing conditions.
In connection with the completion of this transaction, Dana expects to recognize a pre-tax loss in the range of $150 million to $180 million, most of which is expected to be recorded in the fourth quarter of 2009 as impairment of the related long-lived assets.
“The sale of our Structural Products business enables Dana to sharpen our focus and resources more squarely on our axle, driveshaft, sealing, and thermal products businesses serving the global automotive, commercial vehicle, and off-highway markets,” said Dana President and CEO Jim Sweetnam. “At the same time, the transaction also offers the talented people in the operations to be sold an excellent opportunity to grow and prosper with a respected company that is strategically focused on the structures business.”

Structural Products Business Overview
The Structural Products operations to be sold to Metalsa encompass 10 facilities located in the United States, Argentina, Australia, Brazil, and Venezuela. The transaction also includes Dana’s interest in its Chassis Systems Limited joint venture in the United Kingdom. The Structural Products operations manufacture and assemble full-perimeter frames, space frames, cradles, trailing axles, suspension components, and under body stampings for the light vehicle market, and frames and related components for the medium- and heavy-truck markets. Collectively, the operations employ approximately 2,800 people.
About Dana Holding Corporation
Dana is a world leader in the supply of axles; driveshafts; and structural, sealing, and thermal-management products; as well as genuine service parts. The company’s customer base includes virtually every major vehicle manufacturer in the global automotive, commercial vehicle, and off-highway markets. Based in Maumee, Ohio, the company employs approximately 23,000 people in 26 countries and reported 2008 sales of $8.1 billion. For more information, please visit: www.dana.com.
About Metalsa, S.A. de C.V.
Metalsa, a subsidiary of Grupo Proeza, manufactures structural components for the light and commercial vehicle markets. Products include chassis frames and body structural stampings and assemblies for passenger cars and light trucks, as well as side rails and cross members for Class 5-8 commercial vehicles. The company currently has presence and operations in India, Japan, and North America. Metalsa distinguishes itself by offering quality, service, innovation, and customization to each customer. Founded in 1956, Metalsa currently has 3,600 employees. For additional information, please visit http://www.metalsa.com.mx.
Financial Contact
Lillian Etzkorn:     (419) 887-5160
Media Contact
Chuck Hartlage:   (419) 887-5123
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